Exhibit 10.3

625 WESTPORT PKWY., GRAPEVINE, TX. 76051 P: 817 424 2000 F: 817 424 2002

May 31, 2018

Mr. Daniel J. Kaufman
625 Westport Parkway
Grapevine, Texas 76051
RE:    Amendment to Executive Employment Agreement
Dear Dan:
This letter agreement (this “Amendment”) amends the Executive Employment Agreement dated October 1, 2012, as amended March 1, 2018 (the “Employment Agreement”) between you (“Executive”) and GameStop Corp. (the “Company”) as follows:
1.    The first sentence of Section 1 of the Employment Agreement is hereby deleted and replaced with the following: “Executive will continue to be employed as the Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary of the Company and will report directly to the Company’s Chief Executive Officer.  Executive will have all of the duties and responsibilities of those positions, including specifically: (a) developing and leading corporate legal strategy, including supervising all attorneys and other members of the Legal Department; selecting and retaining outside counsel; advising the Board of Directors, Chief Executive Officer and other senior corporate officers on significant legal and governance issues of the Company; overseeing compliance of the Company as a publicly listed Company with all applicable laws and regulations, including the legal aspects of compliance with Securities Exchange Commission reporting and New York Stock Exchange listing requirements; (b) overseeing the Company’s corporate compliance programs; (c) overseeing the execution of all significant merger and acquisition and divestiture activities of the Company, as well as significant joint ventures and strategic alliances; and (d) overseeing the Company’s Human Resources, Loss Prevention and Legal Departments, along with any other operational departments assigned to the Executive by the Company’s Chief Executive Officer or the Board. The Parties agree that a diminution in the enumerated duties and responsibilities will constitute Good Reason within the meaning of Section 4(e)(ii) of the Agreement if such diminution is material. For the avoidance of doubt, even if such diminution is material, the notice and cure process described in the proviso at the end of Section 4(e) will still apply.”

May 31, 2018

2.    Section 3(a) of the Employment Agreement is hereby deleted and replaced with the following: “Base Salary. Effective May 31, 2018, the Company shall provide Executive with an annual base salary of no less than $750,000, paid in accordance with the Company’s normal payroll policies (as adjusted from time to time, the “Base Salary”).”
For the avoidance of doubt, your bonus opportunity for fiscal year 2018 will be determined as a weighted average of: (i) for the portion of fiscal year 2018 preceding the date of this Amendment, your target annual bonus opportunity as in effect prior to the Amendment, and (ii) for the remaining portion of fiscal year 2018 commencing on the date of this Amendment, your target annual bonus opportunity as determined based upon the salary increase described herein.
Except as otherwise set forth in this Amendment, all of the terms and conditions of the Employment Agreement remain unchanged.
To confirm your agreement with the foregoing, please countersign this Amendment in the space below provided.

GAMESTOP CORP.

By:	/s/ Daniel A. DeMatteo
Name:	Daniel A. DeMatteo
Title:	Executive Chairman

Agreed on May 31, 2018:

/s/ Daniel J. Kaufman
Daniel J. Kaufman